UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF

1934

Date of report (date of earliest event reported):

December 31, 2007

FLO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52851	20-8651669
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

(Address of principal executive offices)

(425) 278-1247

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “FLO” refer to FLO Corporation, a Delaware corporation.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2007, we amended our asset purchase agreement with Unisys under which we agreed to purchase certain assets related to Unisys’s rtGO Registered Traveler business to increase the total purchase price for the rtGO assets from $8.0 million to $8.78 million and Unisys agreed to include additional enhancements to the rtGO interface software. We also agreed to extend to February 29, 2008, the date on which a party may terminate the asset purchase agreement if the transaction has not occurred as of that date. The amendment does not affect our existing teaming agreements and other agreements with Unisys in connection with our proposals to various airports for the design and implementation of a Registered Traveler program.

Each party’s obligation to complete the transaction continues to remain subject to the satisfaction or waiver of various conditions, including but not limited to the receipt of consent to assignment of certain agreements with third parties, our receipt of certification from the American Association of Airport Executives, and the receipt of approval of the U.S. Department of Homeland Security to the transfer to us of the designation and certification of Unisys’s Registered Traveler technology under the SAFETY Act.

We expect to complete the acquisition as soon as possible after all conditions to the acquisition in the asset purchase agreement are satisfied or waived, which we currently expect will be prior to February 29, 2008. However, it is possible that factors outside of our control could require us to complete the acquisition at a later time or not to complete it at all. In connection with the amendment to the asset purchase agreement, we agreed to remit to Unisys a deposit of $1.2 million to be applied to the total purchase price of the rtGO assets at the closing of the transaction. Unisys will be entitled to retain the deposit in the event the transaction is not completed by February 29, 2008, and our failure to fulfill any of our obligations under the asset purchase agreement shall have been the principal cause of the failure of the closing date to have occurred by such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK CORPORATION

Dated: January 7, 2008	By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright President and Chief Executive Officer